Exhibit 10.5

GLOBAL GOLD CORPORATION GUARANTEE

THIS GUARANTEE, made this 25th day of February, 2010, by GLOBAL GOLD CORPORATION, a Delaware USA corporation  with its principal offices at 45 East Putnam Avenue, Greenwich, Connecticut, USA  (hereinafter called the “Guarantor”), in favor of  INDUSTRIAL MINERALS SA, c/o Lenz & Staehelin, Rte de Chêne 30, 1208 Genève, Switzerland   (hereinafter called “Obligor”).

W I T N E S S E T H :

1.  Guarantee of Obligations.  Guarantor hereby guarantees to Obligor the complete and punctual payment or performance of each and every indebtedness and obligation (collectively, the “Obligations”), now existing or arising at any time hereafter, of Obligee to Obligor between Obligor and MEGO GOLD, LLC, registered offices at Suite #2, 2A Tamanian Street, Yerevan, Armenia, 0009 (hereinafter called “Obligee”) arising out of or relating directly or indirectly to the “Gold Concentrate Supply Contract” dated as of February 25th 2010  and the related “Security Agreement”  dated as of February 25th 2010 (copies of both executed agreements are attached hereto and made a part hereof.)

2.  Absolute, Unconditional Guarantee.  This guarantee is an absolute, present, primary, continuing, unlimited and unconditional guarantee of payment and performance, and, without limitation.  If Obligee at any time fails to pay or perform any of the Obligations, Guarantor shall immediately effect complete payment and performance.  Obligor shall have the right in its sole discretion to select the enforcement of the collateral under the Security Agreement and/or this Guarantee in case of default by the Obligee to duly perform any Obligation. Choice by the Obligor on enforcement of the Security Agreement collateral shall not result in waiver and/or cancellation of the rights vested to Obligor under this Guarantee. The payment by the Guarantor of the whole amount owed to the Obligor by Obligee shall be sufficient ground for termination of the Security Agreement.

3.  Amendment.  No right or benefit in favor of Obligor shall be deemed waived, no obligation or liability of Guarantor hereunder shall be deemed modified, diminished, released, compromised, extended, discharged or otherwise affected, and no provision or term hereof may be amended, modified or otherwise changed except by an instrument in writing, specifying the same, duly executed by Obligor.

4.  Assigns.  This guarantee and all rights and obligations hereunder shall inure to the benefit of and shall be binding on Obligor, Guarantor and their respective successors and assigns.

           5.  Incorporation of Gold Concentrate Supply Contract Terms .    The parties expressly incorporate by reference the provisions of the  Gold Concentrate Supply Contract, including but not limited to those related to choice of law and choice of forum.

IN WITNESS WHEREOF, the parties have duly executed this Guarantee on or as of the date first above mentioned.